Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED

BALANCE SHEET

DEC 30, 2011 AND SEP 30, 2011

(In Thousands)

	DEC 30, 2011	SEP 30, 2011
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	19,439	19,423
Inventories	17,111	16,093
Deferred Income Taxes	3,863	3,863
Other Current Assets	2,924	1,834
Total Current Assets	43,337	41,213

NET FIXED ASSETS	18,219	17,886

NON-CURRENT ASSETS
Goodwill	13,810	13,810
Intangible Assets	5,851	5,964
Deferred Income Taxes	6,267	6,768
Other Non-Current Assets	164	179
TOTAL ASSETS	87,648	85,820

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,809	6,896
Accounts Payable	15,012	12,750
Accrued Payroll and Related Taxes	2,837	3,092
Other Accrued Expenses	928	851
Other Current Liabilities	320	332
Total Current Liabilities	25,906	23,921

LONG TERM DEBT	26,952	28,213
TOTAL LIABILITIES	52,858	52,134

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,835,533, Outstanding – 9,820,075
Common stock, par value $.01 per share	108	108
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,435)
Additional Paid-in Capital	42,816	42,660
Retained Earnings	(6,699)	(7,647)
TOTAL SHAREHOLDER’S EQUITY	34,790	33,686
TOTAL LIABILITIES & EQUITY	87,648	85,820

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IEC ELECTRONICS CORP - CONSOLIDATED

STATEMENT OF INCOME

FOR QUARTER END & YTD DEC 30, 2011 AND DEC 31, 2010

(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 30, 2011	DEC 31, 2010	DEC 30, 2011	DEC 31, 2010

Sales	33,859	28,644	33,859	28,644
Cost of Sales	28,372	23,840	28,372	23,840
Gross Profit	5,487	4,804	5,487	4,804

Less: Operating Expenses
Selling & Administrative Expenses	4,533	2,841	4,533	2,841
Operating Profit	954	1,963	954	1,963

Interest and Financing Expense	353	244	353	244
Other (Income)/Expense	(902)	13	(902)	13
Net Income before Income Taxes	1,503	1,706	1,503	1,706

Provision for Income Tax	555	657	555	657
Net Income	948	1,049	948	1,049

Basic Earnings Per Share	$0.10	$0.11	$0.10	$0.11
Diluted Earnings Per Share	$0.09	$0.11	$0.09	$0.11

Basic Shares	9,645,942	9,224,877	9,645,942	9,224,877
Diluted Shares	10,004,359	9,766,022	10,004,359	9,766,022

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IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF NET INCOME TO EBITDA

FOR QUARTER END & YTD DEC 30, 2012 & DEC 31, 2011

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 30, 2011	DEC 31, 2010	DEC 30, 2011	DEC 31, 2010

Net Income	948,210	1,049,141	948,210	1,049,141

Provision for / (benefit from) Income Tax	554,947	656,517	554,947	656,517

Depreciation & Amortization Expense	987,013	489,781	987,013	489,781

Net Interest Expense / (Income)	352,450	243,515	352,450	243,515
EBITDA	2,842,620	2,438,954	2,842,620	2,438,954

Basic Earnings per Share	0.29	0.26	0.29	0.26
Diluted Earnings per Share	0.28	0.25	0.28	0.25

Basic Shares	9,645,942	9,224,877	9,645,942	9,224,877
Diluted Shares	10,004,359	9,766,022	10,004,359	9,766,022

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